Exhibit 99(a)

   INFORMATION

FOR IMMEDIATE RELEASE	Furniture Brands International Inc. 101 South Hanley Road St. Louis, Missouri 63105 For Further Information Call Marty Richmond 314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS

SALES AND EARNINGS FOR THE THIRD QUARTER OF 2006

St. Louis, Missouri, October 25, 2006 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the third quarter of 2006.

Operating Results – Third Quarter

Net sales for the third quarter of 2006 were $568.9 million, compared with $557.9 million in the third quarter of 2005, an increase of 2%. Net earnings for the third quarter were $5.8 million, down from $9.9 million reported for the third quarter of last year. Diluted net earnings per common share were $0.12 as compared to $0.19 ($0.17 pro forma for $1.1 million of net stock option expense) in the third quarter of last year.

Included in the 2006 third quarter net earnings were restructuring, asset impairment and severance charges totaling $0.06 per diluted common share; the effect of $0.03 in increased expense due to the upfront recognition of the gain on interest rate swaps at the end of the first quarter, as previously announced; and $0.02 in increased reserves related to a previously disclosed litigation matter. The 2005 third quarter net earnings were negatively impacted by restructuring, asset impairment and severance charges totaling $0.05 per diluted common share.

Operating Results – Nine Months

Net sales for the first nine months of 2006 were $1,831.6 million, compared with $1,793.2 million in the first nine months of 2005, an increase of 2%. Net earnings for the nine months were $53.0 million as compared to $44.3 million in the first nine months of 2005. Diluted net earnings per common share were $1.08 for the nine months as compared to $0.84 ($0.78 pro forma for $3.4 million of net stock option expense) in the first nine months of 2005.

Included in the 2006 nine months net earnings were restructuring, asset impairment and severance charges totaling $0.08 per diluted common share; $0.11 per diluted common share from the recognition of an accounting gain on interest rate swaps as a result of the refinancing of the company’s revolving credit facility but offsetting this gain was the effect of $0.05 in increased interest expense; and $0.02 in increased reserves related to a previously disclosed litigation matter. Included in the 2005 nine months net earnings were restructuring, asset impairment and severance charges totaling $0.24 per diluted common share.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “As the third quarter progressed we witnessed an increasingly challenging retail environment. Despite this, we delivered a positive year-over-year sales comparison and our net earnings were basically flat on a pro forma basis.”

Mr. Holliman continued, “Our net sales and net earnings were up for the first nine months compared to the prior year. Net earnings per common share (excluding restructuring charges, severance, the impact of the termination of hedge accounting, and the increased reserves related to a previously disclosed litigation matter) were $1.12 for the first nine months of the year. This compares to adjusted net earnings per common share of $1.02 for the first nine months of 2005. I believe this is the most meaningful year-over-year comparison. We continue to work toward steady, measurable improvements to the company.

“We also continue to drive change throughout the entire company to gain the benefits afforded us by our strong brands, the leverage of our size, and our talented and unified leadership team. We will continue to focus on building our brands, optimizing our logistics and supply chain processes, and other strategic initiatives to drive both growth and margin expansion throughout the company.”

Outlook

Mr. Holliman concluded, “With respect to the fourth quarter, we currently expect net sales to be flat versus the fourth quarter of last year and net earnings per diluted common share to be in the $0.11 to $0.15 range. This includes the effect of $0.07 in previously disclosed restructuring, asset impairment and severance charges. This also includes the effect of $0.03 in increased interest expense due to the upfront recognition of the gain on the interest rate swaps, also previously disclosed. As is our practice, we will provide an update on our fourth quarter expectations in early December.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on October 26, 2006. The call can be accessed at on the company’s website at www.furniturebrands.com.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

In this press release, our financial results are provided both in accordance with generally accepted accounting principles (GAAP), and using certain non-GAAP financial measures. In particular, we provide historic and estimated future net earnings per diluted common share excluding certain charges which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because we believe these non-GAAP financial measures help indicate underlying trends in our business and provide useful information to both management and investors by excluding certain items that are not indicative of our core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS

(Dollars in thousands except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Net sales	$ 568,917	$ 557,927	$ 1,831,637	$ 1,793,245
Cost of sales	446,150	438,149	1,418,776	1,390,234
Gross profit	122,767	119,778	412,861	403,011
Selling, general & administrative expense	109,788	102,969	332,372	331,055
Earnings from operations	12,979	16,809	80,489	71,956
Interest expense	4,902	3,146	12,590	9,094
Other income, net	870	903	13,448	3,437
Earnings before income tax exp.	8,947	14,566	81,347	66,299
Income tax expense	3,150	4,647	28,350	22,005
Net earnings	$ 5,797	$ 9,919	$ 52,997	$ 44,294

Net earnings per common share (diluted)	$ 0.12	$ 0.19	$ 1.08	$ 0.84

Average diluted common shares
outstanding (in thousands)	48,322	51,708	48,894	52,654

Included in the above Consolidated Statements of Operations are charges for stock option compensation (beginning January 1, 2006), gain on termination of cash flow hedges, restructuring and severance. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. We believe this reconciliation provides a meaningful comparison of our ongoing operations.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Net earnings	$ 5,797	$ 9,919	$ 52,997	$ 44,294
Stock option compensation, net	-	(1,135)	-	(3,355)
Net earnings - pro forma	5,797	8,784	52,997	40,939

Adjustments:
Restructuring charges (1)
Cost of sales	2,647	2,441	4,161	5,474
Selling, general & administrative expense	2,028	276	2,072	11,285
Severance (executive)	-	961	-	3,072
Termination of hedge accounting (2)	-	-	(8,503)	-
Litigation reserve	1,300	-	1,300	-
Adjustments - total	5,975	3,678	(970)	19,831
Income tax (expense) benefit	2,091	1,287	(458)	6,941
Adjustments - net	3,884	2,391	(512)	12,890

Net earnings - adjusted	$ 9,681	$ 11,175	$ 52,485	$ 53,829

(1)   Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

(2)   Excludes impact of $0.03 per share for the third quarter and $0.05 per share for the nine months related to the increased interest expense due to the termination of hedge accounting on an interest rate swap.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$ 41,610	$ 114,322
Receivables, less allowances of $24,553
($23,368 at December 31, 2005)	360,206	349,202
Inventories	516,837	432,814
Prepaid expenses and other current assets	47,253	35,330
Total current assets	965,906	931,668

Property, plant and equipment, net	230,422	250,817
Intangible assets	352,178	352,178
Other assets	44,120	47,561
	$ 1,592,626	$ 1,582,224

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 111,600	$ 101,860
Accrued expenses and other current liabilities	106,168	111,625
Total current liabilities	217,768	213,485

Long-term debt	300,800	301,600
Other long-term liabilities	172,183	163,187

Shareholders’ equity	901,875	903,952
	$ 1,592,626	$ 1,582,224

The balance sheet and cash flow statements as of September 30, 2006 and the three months and nine months ended September 30, 2006 included in the press release have been revised to include an adjustment recorded subsequent to the issuing of the press release. This adjustment reflects a reduction to cash and accounts payable of $2,167.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Cash flow from operating activities:
Net earnings	$ 5,797	$ 9,919	$ 52,997	$ 44,294
Adjustments to reconcile net earnings to net cash
provided (used) by operating activities:
Depreciation and amortization	8,875	11,179	28,272	34,755
Compensation expense related to stock option
grants and restricted stock awards	1,554	39	4,708	150
Provision (benefit) for deferred income taxes	(4,844)	(1,802)	(11,226)	(4,528)
Other, Net	2,770	2	(2,755)	11,031
Changes in operating assets and liabilities:
Accounts receivable	11,325	13,487	(11,004)	31,231
Inventories	(28,077)	5,333	(84,023)	10,014
Prepaid expenses and other assets	(8,732)	(1,611)	(6,031)	(13,433)
Accounts payable and other accrued expenses	2,429	26,897	6,524	24,878
Other long-term liabilities	4,015	5,476	12,893	14,800
Net cash provided (used) by operating activities	(4,888)	68,919	(9,645)	153,192

Cash flows from investing activities:
Proceeds from the disposal of assets	461	949	4,957	4,261
Additions to property, plant and equipment	(5,182)	(5,679)	(19,646)	(21,186)
Net cash used by investing activities	(4,721)	(4,730)	(14,689)	(16,925)

Cash flows from financing activities:
Proceeds from the termination of swaps	-	-	8,623	-
Payments for debt issuance costs	(27)	-	(1,212)	-
Additions to long-term debt	-	-	450,000	-
Payments of long-term debt	-	-	(450,800)	(800)
Proceeds from the exercise of stock options	-	3,703	8,095	7,445
Tax benefit for the exercise of stock options	-	-	527	-
Payments of cash dividends	(7,732)	(7,757)	(23,536)	(23,649)
Payments for the purchase of treasury stock	-	(27,089)	(40,075)	(52,022)
Net cash used by financing activities	(7,759)	(31,143)	(48,378)	(69,026)

Net increase (decrease) in cash and cash equivalents	(17,368)	33,046	(72,712)	67,241
Cash and cash equivalents at beginning of period	58,978	85,443	114,322	51,248
Cash and cash equivalents at end of period	$ 41,610	$ 118,489	$ 41,610	$ 118,489

Supplemental disclosure:
Cash payments for income taxes, net	$ 8,031	$ 365	$ 50,370	$ 32,815

Cash payments for interest expense	$ 3,482	$ 3,192	$ 7,879	$ 9,232

The balance sheet and cash flow statements as of September 30, 2006 and the three months and nine months ended September 30, 2006 included in the press release have been revised to include an adjustment recorded subsequent to the issuing of the press release. This adjustment reflects a reduction to cash and accounts payable of $2,167.